Exhibit 5.1

Mayer, Brown, Rowe & Maw LLP
190 South La Salle Street
Chicago, Illinois 60603-3441

Main Fax (312) 701-7711
Main Tel (312) 782-0600
www.mayerbrownrowe.com

June 23, 2004

RFS Holding, L.L.C.

1600 Summer Street

Stamford, Connecticut 06927

RFS Funding Trust

1600 Summer Street

Stamford, Connecticut 06927

GE Capital Credit Card Master Note Trust

1600 Summer Street

Stamford, Connecticut 06927

Re:                               RFS Holding, L.L.C.

RFS Funding Trust
GE Capital Credit Card Master Note Trust
Registration Statement on Form S-3

We have acted as special counsel for RFS Holding, L.L.C., a Delaware limited liability company (“RFSHL”), RFS Funding Trust, a Delaware statutory trust, and GE Capital Credit Card Master Note Trust (the “Note Trust”), as co-registrants (collectively, the “Co-Registrants”) in connection with (a) the filing by the Co-Registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (Registration Nos. 333-107495, 333-107495-01 and 333-107495-02), as amended (the “Registration Statement”), registering a Note Trust Certificate (as defined herein) issued by RFS Funding Trust and asset-backed notes issued by the Note Trust, which are secured by the Note Trust Certificate, and (b) and the related base prospectus, dated as of June 15, 2004 (the “Base Prospectus”) and the related  prospectus supplement dated as of June 15, 2004

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris
Washington, D.C. Independent Mexico City Correspondent:  Jauregui, Navarrete, Nader y Rojas, S.C

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

(together with the Base Prospectus, the “Prospectus”), filed by the Co-Registrants pursuant to Rule 424(b) relating to the issuance of $790,000,000 aggregate principal amount of Class A Asset Backed Notes, Series 2004-1 (the “Class A Notes”), $110,000,000 aggregate principal amount of the Class B Asset Backed Notes, Series 2004-1 (the “Class B Notes”) and $52,500,000 aggregate principal amount of the Class C Asset Backed Notes, Series 2004-1 (the “Class C Notes”, and together with the Class A Notes and the Class B Notes, the “Offered Notes”).  The Note Trust Certificate will be issued pursuant to the Amended and Restated Trust Agreement, dated as of December 19, 2002 and as amended and restated as of June 27, 2003 and as further amended by the Omnibus Amendment No. 1 to Securitization Documents (the “Omnibus Amendment”), dated as of February 9, 2004 (as amended, the “Trust Agreement”), among RFSHL, General Electric Capital Services, Inc. and Deutsche Bank Trust Company Delaware, as trustee.  The Note Trust Certificate represents an undivided interest in all of the property of RFS Funding Trust, including, but not limited to, receivables in a portfolio of private label credit card accounts and related assets.  The Offered Notes will be issued pursuant to the Master Indenture, dated as of September 25, 2003, and as amended by the Omnibus Amendment and as further amended by Second Amendment to Master Indenture, dated as of June 17, 2004 (as amended, the “Master Indenture”), between the Note Trust and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), as supplemented by an Indenture Supplement, dated as of June 23, 2004 (the “Indenture Supplement” and together with the Master Indenture, the “Indenture”), between the Note Trust and the Indenture Trustee.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

We have examined executed copies of the Registration Statement, the Master Indenture, the Indenture Supplement, the Trust Agreement and the Transfer Agreement, dated as of September 25, 2003, and as amended by the Omnibus Amendment and as further amended by the Second Amendment to Transfer Agreement, dated as of June 17, 2004 (as amended, the “Transfer Agreement”), between RFSHL and the Note Trust and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”).

We have also assumed that: (i) the Transaction Documents, the Note Trust Certificate and the Offered Notes have been or will be duly authorized by all necessary corporate action; (ii) the Offered Notes will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Indenture; (iii) the issuance of the Note Trust Certificate to RFSHL pursuant to the Trust Agreement, the transfer of the Note Trust Certificate to the Note Trust pursuant to the Transfer Agreement and the pledge of the Note Trust Certificate pursuant to the Indenture were not contrary to any applicable law, rule, regulation or order; (iv) the Note Trust Certificate has been duly executed, authenticated and delivered in the name of the Indenture Trustee in accordance with the terms of the Trust Agreement and (v) the purchase price for the Offered Notes will be paid to RFSHL by the various underwriters names in the Prospectus.

In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents have been or will be consummated according to their terms, and the factual representations of RFSHL and its affiliates are correct.  In addition, we have assumed that the parties to each Transaction Document will satisfy their respective obligations thereunder.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that:

1.             The Offered Notes, upon issuance and sale thereof in the manner described in the Prospectus and as provided in the Indenture, will be binding obligations of the Note Trust.

2              The Note Trust Certificate is legally and validly issued, fully paid and non-assessable and the holder of the Note Trust Certificate will be entitled to the benefits of the Trust Agreement.

We hereby consent to the filing of this letter as part of the Co-Registrants’ Current Report on Form 8-K, dated June 23, 2004 for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in the prospectus supplement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We are members of the Bar of the State of Illinois and New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP